Exhibit 10.4

GLOBAL DISTRIBUTION AGREEMENT

THIS GLOBAL DISTRIBUTION AGREEMENT dated as of [                    ], 2006, is made by and between New BlackRock, Inc., a Delaware corporation (“BlackRock”), and Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch” and, together with BlackRock, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, BlackRock, through its Affiliates (as defined below), provides asset management, risk management, investment analytics and enterprise investment system services and other related financial products and services;

WHEREAS, Merrill Lynch is a diversified global financial services company that, itself and through its Affiliates, provides a broad range of financial services and products to consumer and corporate customers, including asset management, investment analytics, securities brokerage, investment banking and other related financial products and services;

WHEREAS, Merrill Lynch, BlackRock, Inc. (“Old BlackRock”), BlackRock and [BlackRock Merger Sub] entered into a Transaction Agreement and Plan of Merger, dated as of February 15, 2006 (the “Transaction Agreement”), pursuant to which Old BlackRock would become a wholly owned Subsidiary of BlackRock and Merrill Lynch would sell to BlackRock certain asset management businesses currently operated as Merrill Lynch Investment Managers (“MLIM”) in exchange for shares of common stock and preferred stock of BlackRock (collectively, the “Transaction”);

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Transaction;

WHEREAS, existing MLIM Products (as defined below) currently have access to the Merrill Lynch Distributors (as defined below) of Merrill Lynch; and

WHEREAS, in connection with the Transaction, the Parties desire to enter into a general relationship providing for the distribution by Merrill Lynch, through its Affiliates, of MLIM Products and BlackRock Products (as defined below) within the United States and internationally pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises contained in this Agreement, the Parties agree as follows:

Section 1    Definitions.

(a) For purposes of this Agreement, unless the context requires otherwise, the following terms will have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated under such Act by the SEC.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations promulgated under such Act by the SEC.

“Access to BlackRock” has the meaning set out in Section 6(b) of this Agreement.

“Access to Merrill Lynch Distributors” has the meaning set out in Section 6(a) of this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that at the time of determination, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Agreement and the schedules hereto, as amended from time to time.

“Applicable Standards and Practices” means, for Merrill Lynch or BlackRock or any of their respective Affiliates, the client service and relationship standards, business practices standards, ethical standards, confidentiality obligations and policies, customer privacy and protection policies, general service quality standards, product due diligence review and selection standards, reputational considerations, industry standards and requirements of such Person as are applied by such Person in good faith on a consistent and nondiscriminatory basis during the period in question.

“BlackRock” has the meaning set out in the preamble to this Agreement.

“BlackRock Products” means all proprietary investment products or services offered, sponsored, advised or subadvised by BlackRock or any of its Controlled Affiliates during the term of this Agreement, including any such investment products that are RICs or other pooled investment vehicles, wrap fee programs (as defined in Rule 204-3 under the Advisers Act) and separately managed accounts, including without limitation, after the date of the closing of the Transaction, any MLIM Product.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or obligated pursuant to the Requirements of Law or executive order to be closed.

“Confidential Information” means all confidential, proprietary or non-public information disclosed by either Party, its Affiliates or their respective representatives to the other Party, its Affiliates or their respective representatives in connection with the arrangements contemplated by this Agreement, provided, however, that this term shall not include any information independently developed or obtained by the receiving Party or its Affiliates without violating any obligation under this Agreement, so long as such information was not obtained from a third party where the receiving Party knew or should have known that such information was misappropriated or otherwise wrongfully obtained.

“Control” (including its correlative meanings “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise).

“Controlled Affiliate” of any Person means a Person that is directly or indirectly Controlled by such other Person.

“Covered Products” means the BlackRock Products and the MLIM Products.

“Distribute” (including its correlative meaning “Distribution”) with respect to any Product means offering, selling or recommending such Product or providing advice to consumers of investment products and services with respect to such Product.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

“Merrill Lynch” has the meaning set out in the preamble to this Agreement.

“Merrill Lynch Distributor” means any Affiliate of Merrill Lynch that at any time during the term hereof Distributes Products, whether domestically or internationally.

“MLIM” has the meaning set forth in the recitals to this Agreement.

“MLIM Products” means all of the investment advisory products offered, sponsored, advised or subadvised by MLIM or any of its Controlled Affiliates at any time on or after the date of this Agreement, including any such products acquired by BlackRock pursuant to or after the Transaction, including any of such investment products as are RICs, or other pooled investment vehicles, wrap fee programs (as defined in Rule 204-3 under the Advisers Act) or separately managed accounts.

“NASD” means the National Association of Securities Dealers, Inc.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, or any Governmental Authority.

“Products” are investment advisory products and services such as RICs or other pooled investment vehicles, wrap fee programs (as defined in Rule 204-3 under the Advisers Act) or separately managed accounts.

“Representatives” means directors, officers, employees, agents, advisors and other representatives of a Party.

“Requirement of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

“Restart Date” has the meaning set forth in Section 4(a)(iv) of this Agreement.

“RIC” means an U.S. investment management company registered under the 1940 Act and any class, series or portfolio thereof.

“Sales Force” means, with respect to any Merrill Lynch Distributor, the Global Private Client group point of sale personnel and their direct supervisors utilized by such Merrill Lynch Distributor or any of its Affiliates, whose job responsibility includes the Distribution directly to clients of the Covered Products in question or Products of the type that would generally be viewed as competitive with the applicable Covered Products in the channel in question.

“SEC” means the Securities and Exchange Commission.

“Selling Agreement” has the meaning set forth in Section 7 of this Agreement.

“SRO” means the NASD, the New York Stock Exchange, Inc., the National Futures Association, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Stockholder Agreement” has the meaning given to such term in the Transaction Agreement.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Agreement” has the meaning set forth in the recitals of this Agreement.

Any capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Transaction Agreement.

Section 2    Representations and Warranties of Merrill Lynch.

Merrill Lynch represents to BlackRock as follows:

(a) Each of Merrill Lynch and each Merrill Lynch Distributor (i) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged; and (iii) is duly qualified to do business and, to the extent applicable, is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification; and (iv) is in compliance with all Requirements of Law, except for any failures of compliance, individually or in the aggregate, that would not have a material adverse effect on the performance by Merrill Lynch of its obligations under this Agreement.

(b) Each of Merrill Lynch and each Merrill Lynch Distributor has all necessary power and authority to make, execute, deliver and perform this Agreement (in the case of Merrill Lynch) and each Selling Agreement to which it is or becomes a party and to perform all of the obligations to be performed by it under this Agreement or under such Selling Agreement, as applicable. The making, execution, delivery and performance by Merrill Lynch and each Merrill Lynch Distributor of this Agreement (in the case of Merrill Lynch) and each Selling Agreement to which it is or will become a party, and the consummation by Merrill Lynch and such Merrill Lynch Distributor of the transactions contemplated by this Agreement (in the case of Merrill Lynch) and by such Selling Agreement to which it is or will become a party, have been, or will be, duly and validly authorized by all necessary corporate action on the part of Merrill Lynch and such Merrill Lynch Distributor. Except as shall have been obtained or made prior to the execution thereof, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against Merrill Lynch of this Agreement and by or against Merrill Lynch or any Merrill Lynch Distributor of each Selling Agreement to which it is, or will become, a Party.

(c) This Agreement has been duly and validly executed and delivered by Merrill Lynch, and assuming the due authorization, execution and delivery by

BlackRock, this Agreement constitutes the valid, legal and binding obligation of Merrill Lynch, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law, now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(d) Upon execution and delivery, and assuming the due authorization, execution and delivery by BlackRock or any of its Affiliates, each Selling Agreement will constitute the valid, legal and binding obligation of the respective Merrill Lynch Distributor which is a party thereto, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(e) Neither the execution and delivery of this Agreement nor any Selling Agreement by Merrill Lynch or any Merrill Lynch Distributor which is an Affiliate of Merrill Lynch as of the date of this Agreement, respectively, nor the consummation of the transactions contemplated by this Agreement or by any such Selling Agreement, respectively, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of Merrill Lynch or any such Merrill Lynch Distributor, (ii) violate any of the terms, conditions, or provisions of any Requirement of Law or license to which Merrill Lynch or any such Merrill Lynch Distributor is subject or by which either one or any of their assets are bound, or (iii) violate, breach or constitute a default under any contract to which Merrill Lynch or any such Merrill Lynch Distributor is a party or by which either one or any of their assets is bound.

Section 3    Representations and Warranties of BlackRock.

BlackRock represents to Merrill Lynch as follows:

(a) BlackRock and each of its Affiliates identified on Schedule A to this Agreement (i) is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged; and (iii) is duly qualified to do business and, to the extent applicable, is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification; and (iv) is in compliance with all Requirements of Law, except for such failures of compliance, individually or in the aggregate, that would not have a material adverse effect on the performance by BlackRock of its obligations under this Agreement.

(b) BlackRock and each of its Affiliates identified on Schedule A to this Agreement have all necessary power and authority to make, execute, deliver and perform this Agreement and each Selling Agreement, respectively, and to perform all of the obligations to be performed by it under this Agreement or under each such Selling Agreement. The making, execution, delivery and performance by BlackRock and each such Affiliate of this Agreement and each Selling Agreement, respectively, and the consummation by BlackRock and each such Affiliate of the transactions contemplated by this Agreement and by each such Selling Agreement, respectively, have been, or will be, duly and validly authorized by all necessary corporate action on the part of BlackRock and each such Affiliate. Except as shall have been obtained prior to execution thereof, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against BlackRock or any of such Affiliates of this Agreement and each Selling Agreement to which it is, or will become, a Party.

(c) This Agreement has been duly and validly executed and delivered by BlackRock, and assuming the due authorization, execution and delivery by Merrill Lynch, this Agreement constitutes the valid, legal and binding obligation of BlackRock, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law, now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(d) Upon execution and delivery, and assuming the due authorization, execution and delivery by the respective Merrill Lynch Distributor, each Selling Agreement will constitute the valid, legal and binding obligation of the respective Affiliate of BlackRock which is a party thereto, enforceable against it in accordance with its terms, except as may be subject to applicable bankruptcy, insolvency, moratorium or other similar Requirement of Law now or hereafter in effect, affecting the enforcement of rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies.

(e) Neither the execution and delivery of this Agreement nor any Selling Agreement by BlackRock or any of its Affiliates, nor the consummation of the transactions contemplated by this Agreement or by any such Selling Agreement, respectively, will (i) violate or conflict with any provision of the articles of incorporation or bylaws or other organizational documents of BlackRock or any such Affiliate, (ii) violate any of the terms, conditions, or provisions of any Requirement of Law or license to which BlackRock or any such Affiliate is subject or by which either one or any of their assets are bound, or (iii) violate, breach or constitute a default under any contract to which BlackRock or any such Affiliate is a party or by which either one or any of their assets is bound.

Section 4    Product Distribution Arrangements.

(a) Except as otherwise agreed to by the Parties, with respect to any Covered Products, Merrill Lynch shall cause each Merrill Lynch Distributor to continue to provide BlackRock and its Affiliates (including, after the closing of the Transaction,

MLIM) Distribution by Merrill Lynch Distributors with respect to each Covered Product Distributed by such Merrill Lynch Distributor as of the date of the Transaction Agreement or on the date hereof, subject to Requirements of Law and the Applicable Standards and Practices of the applicable Merrill Lynch Distributor with respect to Covered Products Distributed by such Merrill Lynch Distributor. For the avoidance of doubt, in accordance with Applicable Standards and Practices, prior to terminating Distribution of any Covered Product as a result of the application of Applicable Standards and Practices, consistent with current Merrill Lynch operating practice the applicable Merrill Lynch Distributor shall, as early as reasonably practicable, discuss with BlackRock the reasons therefor and to the extent practicable give BlackRock the opportunity to bring the Covered Product back into compliance with Applicable Standards and Practices and, in the event of termination, discuss with BlackRock and consider the substitution of another Covered Product for the terminated Product, consistent with Requirements of Law and Applicable Standards and Practices.

(i) The economic terms between the Parties for Distribution by the Merrill Lynch Distributors with respect to each Covered Product in effect as of the date of the Transaction Agreement shall remain the same as those in effect on such date, except as the parties may otherwise agree, and the economic terms between the Parties for Distribution by the Merrill Lynch Distributors with respect to each other Covered Product in effect as of the date of this Agreement shall remain the same as those in effect as of the date of this Agreement (collectively, the “Current Terms”). A summary of the Current Terms (the “Summary”) has been developed by Merrill Lynch and BlackRock. With respect to any Covered Product first Distributed by a Merrill Lynch Distributor after the date hereof that falls within a category, type or platform set forth in the Summary and for which the Current Terms includes the relevant economic terms, such economic terms shall apply equally to the newly introduced Covered Product.

(ii) With respect to any Covered Product first Distributed by a Merrill Lynch Distributor after the date hereof and also distributed through non Merrill Lynch Distributors, the Merrill Lynch Distributors shall be offered the most favorable economic terms offered by BlackRock to other distributors of such Product. If any Covered Product, other than any Covered Product that falls within a category, type or platform to which the Current Terms apply in accordance with Section 4(a)(i), becomes part of a group or program of similar products distributed by the Merrill Lynch Distributors, some of which Products are sponsored by managers other than BlackRock, the economic terms offered by the Merrill Lynch Distributor to BlackRock for the Distribution of such Covered Product shall be at least as favorable to BlackRock and the Covered Product as the most favorable economic terms to which any of such Products is entitled. Notwithstanding the foregoing provisions of this clause (ii), no Merrill Lynch Distributor shall be required to extend to a Covered Product, and BlackRock shall not be required to extend to the Merrill Lynch Distributors, the most favorable economic terms that the Merrill Lynch Distributors or BlackRock, respectively, may provide to managers or Distributors, as the case may be, with respect to a Product that a Merrill Lynch Distributor or BlackRock, as the case may be, reasonably determines represents a unique or substantially differentiated opportunity relative to the relevant Covered Product or the Distribution, respectively, offered by BlackRock or Merrill Lynch.

(iii) With respect to any Merrill Lynch Distributor that does not at the time in question Distribute a particular Covered Product, Merrill Lynch will, upon the request of BlackRock, use all commercially reasonable efforts to obtain Distribution of any Covered Products by such Merrill Lynch Distributor as so requested by BlackRock on the same terms as provided above in Section 4(a)(i) and (ii), subject to Requirements of Law, the Applicable Standards and Practices and the applicable Merrill Lynch Distributor.

(iv) Subject to Requirements of Law and to Applicable Standards and Practices, the economic terms attaching to each Covered Product as referred to in Section 4(a)(i) shall remain in effect until at least January 1, 2009 (the “Restart Date”).

(v) Prior to the Restart Date, BlackRock and Merrill Lynch shall each appoint a committee of senior representatives of BlackRock and its Controlled Affiliates, on the one hand, and Merrill Lynch Distributors, on the other hand, to (i) identify and discuss any economic terms relating to distribution that either Party may wish to amend on and after the Restart Date, and (ii) prior to the Restart Date, reach agreements on any mutually agreeable changes to existing economic terms for distribution with respect to each MLIM Product and BlackRock Product to be effective as of January 1, 2009. Subject to Requirements of Law and Applicable Standards and Practices, the economic terms shall stay in effect from year to year thereafter, being similarly reviewed once annually.

(vi) In the event that any economic terms with respect to Covered Products (excluding any Covered Product that falls within a category, type or platform to which the Current Terms apply in accordance with Section 4(a)(ii)) are modified as a result of Requirements of Law or Applicable Standards and Policies, the modified economics shall be, to the maximum extent permitted by Requirements of Law, at least as favorable to such Covered Products and BlackRock as the most favorable economic terms then offered by the applicable Merrill Lynch Distributor to other Products that would generally be viewed as competitive with the Covered Product in question (including, to the extent relevant, product type and/or class and asset class and style).

(b) Merrill Lynch will not, and will cause any Merrill Lynch Distributor that enters into a Selling Agreement with respect to a Covered Product pursuant to Section 7 of this Agreement not to, provide to its Sales Force for the sale of

Products that are not Covered Products and that would generally be viewed as competitive with the applicable Covered Products (including, to the extent relevant, product type and/or class and asset class and style) in the channel in question any compensation or economic inducement or benefit that is greater than that provided to such Sales Force for the sale of such Covered Products in such channel, provided, that this provision is not intended to prohibit a Merrill Lynch Distributor from selling Products that provide for different rates of sales load, placement, Rule 12b-1, trailing commissions or other related fees (e.g., Class A shares for different Products or funds that have different sales compensation structures). For the avoidance of doubt, as an example of the foregoing, the Parties agree that any more favorable compensation or economic inducement or benefit shall not have occurred if a Covered Product and such competitive Product that have the same pricing structure, and members of such Sales Force are entitled to varying dollar amounts of compensation as a result of the application of such pricing structure’s breakpoints to different purchase amounts or the application of different payout ratios among the members of such Sales Force in accordance with the predetermined formula for payout ratio to the sales resulting from such purchase amounts.

(c) Subject to Requirements of Law and Applicable Standards and Practices, until January 1, 2009, Merrill Lynch expects to maintain its current arrangements with respect to the existing money market funds sponsored or managed by MLIM (which funds are identified on Schedule 4(c) hereto). In addition, Merrill Lynch will not implement or execute a business program that is intentionally designed to cause multiple Merrill Lynch customers holding such MLIM money market fund shares to redeem such shares for transfers to bank deposit products of the Merrill Lynch banks.

(d) Notwithstanding the foregoing provisions, in case of a direct or indirect acquisition by Merrill Lynch of the assets or business of another entity engaged in the Distribution of Products whether or not competitive with the applicable Covered Products in the channel in question, (i) no such acquisition will limit or restrict any obligation of any Merrill Lynch Distributor to Distribute Covered Products pursuant to the terms of this Agreement or any Selling Agreement, as applicable, and (ii) at the request of BlackRock, Merrill Lynch shall use all commercially reasonable efforts to cause such newly acquired Merrill Lynch Distributor to Distribute Covered Products on the same basis as set forth in Section 4(a), subject to Requirements of Law, Applicable Standards and Practices and any contractual provisions such acquired business is subject to immediately prior to the execution of the related acquisition agreement, (provided that such contractual provision was not entered into in connection with, as a part of or in preparation for, such acquisition).

(e) In the event that BlackRock determines to recommend the merger or combination of any MLIM Product that is a RIC or other pooled investment vehicle with any BlackRock Product that is a RIC or other pooled investment vehicle, such merger or combination shall be, subject to applicable fiduciary duties and applicable Requirements of Law, effected in a manner designed to preserve for each Party the benefits of the economic arrangements set forth in this Section 4 and in any Selling Agreement related to such Products (e.g., commission/share class structure, 12b-1 fee, shareholder servicing or subadministration fee and marketing support or other distribution related payments). For the avoidance of doubt, in the event of the merger or combination of any MLIM Product with respect to which BlackRock is required to make such payments under a Selling Agreement into a BlackRock Product with respect to which BlackRock is required to make similar payments at differing rates, BlackRock shall, until the expiration of this Agreement and the existing terms and conditions pertaining to such payments and subject to applicable fiduciary duties and Requirements of Law, make payments at a weighted average rate determined by the ratio of the net asset value of the relevant MLIM Product immediately prior to the merger or combination and the net asset value of the relevant BlackRock Product immediately after the merger or combination immediately after giving effect to the merger or combination. For purposes of any such relevant payments that are asset-based payments, such weighted average rate shall be applied to all assets under management of the BlackRock Product, whether such assets were under management before or are under management after the merger or combination. BlackRock will give reasonable prior notice to Merrill Lynch of such determination to enable the Parties to plan for any such merger or combination.

Section 5    Product Availability.

(a) During the term of this Agreement, subject to Requirements of Law and Applicable Standards and Practices, BlackRock shall permit, and shall cause its Controlled Affiliates to permit, each Merrill Lynch Distributor to Distribute, and each such Merrill Lynch Distributor shall have the right to Distribute, any existing MLIM Products, on a basis not less favorable than that on which any Merrill Lynch Distributor currently Distributes such MLIM Products. For any other Covered Product or range of Covered Products for which a Merrill Lynch Distributor expresses an interest to BlackRock, upon request of such Merrill Lynch Distributor, BlackRock will use all commercially reasonable efforts to cause each Merrill Lynch Distributor to have the right to Distribute such products on a basis not less favorable than that on which any Merrill Lynch Distributor currently distributes comparable MLIM Products in the channel in question or other Products that would generally be viewed as competitive with such Covered Product in the channel in question, subject to Requirements of Law and Applicable Standard and Practices. The economic terms will conform with Section 4(a)(ii) and (iv).

(b) Notwithstanding the foregoing provisions, in case of a direct or indirect acquisition by BlackRock of the assets or business of another entity engaged in offering, sponsoring or providing investment advisory or subadvisory services with respect to any Product, (i) no such acquisition will limit or restrict any obligation of BlackRock to provide the Merrill Lynch Distributors the ability to Distribute Covered Products other than the Covered Products of such acquired business pursuant to the terms of this Agreement or any Selling Agreement, as applicable, and (ii) at the request of Merrill Lynch, BlackRock will use all commercially reasonable efforts to cause, subject to Requirements of Law and to Applicable Standards and Practices and any contractual provisions such acquired business is subject to immediately prior to the execution of the related acquisition agreement causing such acquired business to provide the Merrill Lynch Distributors with the ability to Distribute the investment products of such acquired business on the same basis as set forth in Section 5(a).

Section 6    Support.

(a) Merrill Lynch will cause each Merrill Lynch Distributor which is a party to a Selling Agreement from time to time to provide BlackRock and any of its Affiliates with Access to Merrill Lynch Distributors in connection with the Distribution of the Covered Products covered thereby. For purposes of this Agreement, “Access to Merrill Lynch Distributors” means that Merrill Lynch and the Merrill Lynch Distributors will seek to provide the personnel of BlackRock and its Affiliates the same degree of access to and contact and interaction with the Sales Force and management and the general distribution network, infrastructure and systems of the applicable Merrill Lynch Distributor as provided to MLIM by such Distributor as of the date of the Transaction Agreement, subject to compliance with Requirements of Law, including, but not limited to, contact directly, by telephone and in person, through written materials and electronic mail to such Sales Force and management, and access to certain management information systems and data bases, for purposes of providing or obtaining information, resources, communications, training and education, including, with respect to Covered Products, information regarding sales of Covered Products, market trends and analysis, product development and similar matters relating to the sale of the Covered Products, in all cases subject to the detailed protocol referred to in the next succeeding sentence. For the avoidance of doubt, Merrill Lynch and BlackRock shall develop a detailed protocol covering access, identifying any limitations on aspects of existing access required by Requirements of Law and such other matters as may otherwise be agreed by the parties. Upon completion of such detailed protocol and the mutual determination and listing of specific support and access venues and notwithstanding anything contrary in the definition of “Access to Merrill Lynch Distributors” set forth above in this Section 6(a), Merrill Lynch and the Merrill Lynch Distributors will provide the personnel of BlackRock and its Affiliates with the specific support, access and interaction contained in such list. Such detailed protocol shall include the terms and conditions of information exchange and system security for all information provided by Merrill Lynch to BlackRock.

(b) BlackRock will and will cause each of its Controlled Affiliates which is a party to a Selling Agreement from time to time to provide to any Merrill Lynch Distributor which is a party to such Selling Agreement with Access to BlackRock in connection with the distribution of the Covered Products covered thereby. For purposes of this Agreement, “Access to BlackRock” means that BlackRock will seek to provide personnel of each Merrill Lynch Distributor the same degree of access to and contact and interaction with the employees of BlackRock and its Controlled Affiliates as provided by MLIM and its Controlled Affiliates to personnel of the applicable Merrill

Lynch Distributors prior to the date of this Agreement, subject to compliance with Requirements of Law and the Applicable Standards and Practices of BlackRock and its Controlled Affiliates, including, but not limited to, contact directly, by telephone (including access to call center facilities as currently exist), through written materials, electronic mail or otherwise for purposes of providing or obtaining information, resources, communications, training and education, including information regarding investment objectives and strategies, portfolio contents and characteristics, performance, outlook, market commentary, product development and similar matters relating to the management and sale of the Covered Products. BlackRock agrees to use commercially reasonable efforts to support the sales of BlackRock Products and provide reasonable sales support for Covered Products.

(c) In order to facilitate the Access to Merrill Lynch Distributors for BlackRock, Merrill Lynch and BlackRock agree, subject to the requirements of Applicable Law, to cooperate to implement a plan for locating certain BlackRock employees in or near branch office locations of Merrill Lynch Distributors, the principal terms of which plan shall be as agreed to by the Parties.

Section 7    Selling Agreements.

(a) To effectuate this Agreement, BlackRock will, or will cause a Controlled Affiliate of BlackRock to, and Merrill Lynch will cause one or more of the Merrill Lynch Distributors to, enter into, effective as of the date of the closing of the Transaction with respect to Covered Products existing as of such date, and from time to time thereafter with respect to all other Covered Products (subject to Section 8(a)), distribution, service or other necessary and appropriate agreements (collectively, “Selling Agreements”) that implement the terms and conditions of this Agreement and are otherwise consistent with industry practice, applicable Requirements of Law, Applicable Standards and Practices and the provisions of this Agreement. Subject to applicable Requirements of Law, the Parties agree to cooperate with each other from the date hereof with respect to seeking any approvals that may be required by a board of directors/trustees of any RIC that is a Covered Product.

(b) Subject to applicable Requirements of Law and Applicable Standards and Practices, a Merrill Lynch Distributor that enters into a Selling Agreement with respect to a Covered Product will be entitled to receive compensation (including, as applicable, sales loads and other fees in accordance with applicable rules and regulations of the SEC and NASD and other Requirements of Law) with respect to the sale of such Covered Product as set forth in Section 4(a) of this Agreement. Merrill Lynch and BlackRock shall work together to develop a detailed understanding of the existing payment practices.

(c) BlackRock and Merrill Lynch agree that this Agreement is intended to set out the principal business terms upon which they will enter into Selling

Agreements during the term of this Agreement and that nothing in this Agreement creates a Selling Agreement with respect to any product or service.

(d) In the event that the terms of a Selling Agreement conflict with the terms of this Agreement, the terms of this Agreement will control for purposes of the Selling Agreement.

Section 8    New BlackRock Products.

(a) At any time during the term of this Agreement, subject to the Applicable Standards and Practices and to Requirements of Law, Merrill Lynch will, upon notice from BlackRock, use all commercially reasonable efforts to provide Distribution services and Access to Merrill Lynch Distributors with respect to any BlackRock Product introduced after the date hereof on the terms as provided by Section 4(a). In connection with the exercise of such right by BlackRock, such Merrill Lynch Distributors will enter into in accordance with Section 7 or amend in accordance with Section 18 one or more Selling Agreements.

(b) Neither Merrill Lynch nor any Merrill Lynch Distributor may require BlackRock or any of its Affiliates, and BlackRock and its Affiliates will not be required to, offer any new Covered Product. In addition, neither Merrill Lynch nor any Merrill Lynch Distributor will have the right to limit BlackRock or any of its Affiliates from developing or launching any new Covered Products.

Section 9    Trademarks.

(a) Merrill Lynch hereby grants to BlackRock a non-exclusive, nontransferable, world wide limited license to use the marks set forth on Exhibit [            ] (the “Merrill Lynch Licensed Marks”) [note, this schedule will include the primary trademarks that BR will use, such as MERRILL LYNCH, etc.] for use solely in connection with the sale and distribution of certain designated MLIM Products (set forth on Exhibit [ ] [and any other products mutually agreed by Merrill Lynch and BlackRock from time to time]) for the term of this Agreement. The foregoing license is conditioned upon conformance by BlackRock with any reasonable written usage guidelines provided by Merrill Lynch from time to time, which may include matters such as the appearance, placement, attribution requirements, approvals for advertising and other published materials, and association with other marks, with respect to any of the Merrill Lynch Licensed Marks and upon BlackRock’s adherence to quality control standards for the provision of goods and services in connection with the Merrill Lynch Licensed Marks that Merrill Lynch notifies to BlackRock in writing.

(b) BlackRock hereby grants to Merrill Lynch a non-exclusive, nontransferable, world wide limited license to use the marks set forth on Exhibit [            ] (the “BlackRock Licensed Marks”)[same concept as above but using the BlackRock marks] in connection with the sale and distribution of certain designated BlackRock Products set forth on Exhibit [ ] [and any other products mutually agreed by Merrill Lynch and

BlackRock from time to time] for the term of this Agreement. The foregoing license is conditioned upon conformance by Merrill Lynch with any usage guidelines provided by BlackRock from time to time, which may include matters such as the appearance, placement, attribution requirements, approvals for advertising and other published materials, and association with other marks, with respect to any of the BlackRock Licensed Marks and upon Merrill Lynch’s adherence to quality control standards for the provision of goods and services in connection with the BlackRock Licensed Marks that BlackRock notifies to Merrill Lynch in writing.

(c) Each Party reserves the right to terminate all or any of the licenses granted in Sections 9(a) and (b) above with respect to any mark and/or any jurisdiction in which it is used in the event that it determines in its reasonable discretion that (i) use by the other party results in (A) a breach or violation of Applicable Law, (B) dilution, tarnishment or any other damage to the marks (or goodwill associated therewith) licensed by such Party hereunder, as determined in the reasonable discretion of the Party granting the license, or (C) a royalty being payable or reasonably likely to be payable to a third party or (ii) the other party has (A) violated any of the conditions of use contained in Section 9(a) or (b), respectively, (B) in any way impuned, diluted, tranished or damaged the ownership by such party or goodwill in any of the marks licensed by such Party, including without limitation, by claiming ownership of such marks or any confusingly similar mark or using any of such marks in a manner not authorized under this Agreement or other written agreement between the Parties or makes any use whatsoever of any confusingly similar marks. Such termination shall be subject to notice and the ability to cure only to the extent that the licensing party in its sole discretion, deems appropriate after giving regard to the reason for termination.

EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND THE LIKE TO THE EXTENT PERMITTED UNDER ANY APPLICABLE LAW; AND THE LICENSES GRANTED UNDER THIS AGREEMENT ARE GRANTED ON AN “AS IS” BASIS, AND EACH PARTY ASSUMES ALL RISKS OF USING THE OTHER PARTY’S MARKS.

Section 10    Other Agreements.

(a) Each Party shall be responsible for complying with all applicable Requirements of Law then in effect in carrying out such Party’s obligations under this Agreement.

(b) Each Party will disclose, and will cause its Affiliates to disclose, any information concerning this Agreement and the arrangements contemplated by this Agreement to its customers to the extent required by any Requirement of Law and any applicable obligations to customers.

(c) During the term of this Agreement, each Party shall be entitled to review in advance and comment on any public disclosure that the other Party or any of its Affiliates may propose to make regarding this Agreement, any other understandings between the Parties with respect to the arrangements contemplated hereby or the performance by a Party or any of its Affiliates of the provisions of this Agreement, including in any reports or other filings to be made by either Party under the federal securities laws.

(d) BlackRock and Merrill Lynch will establish a committee consisting of senior representatives of BlackRock and its Controlled Affiliates, on the one hand, and Merrill Lynch Distributors, on the other hand, to coordinate implementation of the distribution and access provisions of Sections 4 through 10 of this Agreement. Such committee shall meet quarterly or at such other periods as Merrill Lynch and BlackRock may agree and seek to refine the application of the principles and agreements set forth herein, to resolve issues and disputes arising hereunder and to seek ways of working together to enhance the business of each Party. Such committee shall operate by consensus insofar as possible and its determinations shall be implemented by the Parties and their Affiliates only to that extent.

(e) Subject to applicable Requirements of Law, upon Merrill Lynch’s request, BlackRock will cooperate with any efforts by Merrill Lynch to seek approval by the board of directors or trustees of those BlackRock Products that are RICs that one or more Merrill Lynch Distributors identified by Merrill Lynch be appointed to act as an additional principal underwriter of such products.

(f) Prior to and after the closing of the Transaction, Merrill Lynch will, and will cause the Merrill Lynch Distributors, upon BlackRock’s request, to use reasonable best efforts to make available to BlackRock and its Affiliates any information regarding agreements and arrangements for the Distribution of then existing MLIM Products.

Section 11    Confidentiality.

(a) Following the closing of the Transaction, each Party shall keep confidential, and use its reasonable best efforts to cause its Controlled Affiliates and their officers, directors, employees and advisors to keep confidential, all Confidential Information in its possession provided by the other party hereto relating to Merrill Lynch and its Affiliates and BlackRock and its Affiliates, except (i) as required by a Requirement of Law, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 11(a) or (iii) for information that is or was received from a third party that, to the knowledge of such Party to this Agreement, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.

(b) Inasmuch as any breach of this Section 11 may result in immediate and irreparable injury, it is recognized and agreed that each of the Parties shall be entitled to equitable relief, including injunctive relief and specific performance, without any requirement for the posting of bond.

(c) BlackRock and Merrill Lynch shall work together to develop the terms and conditions applicable to BlackRock’s receipt and use of personal information of any individual.

Section 12    Effectiveness; Duration and Termination of this Agreement.

(a) This Agreement will become effective as of the date hereof and will have an initial term of three years. After such initial term, unless otherwise agreed by the Parties, this Agreement shall automatically renew for additional one-year terms so long as all of the following conditions apply:

The Stockholder Agreement continues to be in full force and effect and neither BlackRock nor any of its Affiliates is in material breach of this Agreement or the Stockholder Agreement;

(i) None of BlackRock’s investment adviser subsidiaries or BlackRock’s registered broker-dealer subsidiaries is subject to a statutory disqualification from serving as investment adviser or principal underwriter to a registered investment company pursuant to Section 9(a) or 9(b) of the 1940 Act;

(ii) None of BlackRock’s investment adviser subsidiaries is subject to revocation of its registration as, or otherwise is ineligible to serve as, an investment adviser pursuant to Section 203 of the Advisers Act;

provided, however, that provisions (a)(ii) and (a)(iii) shall not apply to any such disqualification or revocation resulting from acts by Merrill Lynch, its Affiliates or employees prior to Closing.

(iii) Merrill Lynch continues to own at least 20% of the Capital Stock of BlackRock;

(iv) Merrill Lynch has not communicated to BlackRock its intent to reduce its ownership of Capital Stock of BlackRock below 20%; and

(v) There has been no Change of Control of BlackRock.

If at any time after the three-year initial term, any one of the above conditions is not met, Merrill Lynch will have the right to terminate this Agreement upon written notice to BlackRock.

(b) Notwithstanding the foregoing, (i) the termination of this Agreement will not (A) reduce or curtail the term of any Selling Agreement that extends beyond the end of the term of this Agreement or (B) prejudice or otherwise affect any rights or obligations of any Person existing at the time of such termination under the terms of any Selling Agreement entered into hereunder and (ii) the provisions of Sections 1, 11, 12(b) and 13 through 21 shall survive termination of this Agreement.

Section 13    Relationship Between the Parties.

Nothing contained in this Agreement will be deemed to be construed by the Parties or any third party as creating a partnership, an agency relationship or joint venture between the Parties or any of their respective employees, representatives or agents.

Section 14    Assignment.

No Party may assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment without such consent will be void; provided, that such prior written consent will not be required in the event that BlackRock or Merrill Lynch sells, transfers, divests or otherwise disposes of all or substantially all of its business to one or more of its Controlled Affiliates. This Agreement shall be binding on the successors and permitted assigns of each Party hereto; provided, that dispositions of assets or entities to unaffiliated third parties representing not more than 20% of assets under management in the case of BlackRock or 20% of sales force in the case of Merrill Lynch may be made free from the foregoing limitations. In order to implement the purposes and intentions of this Agreement, in the event of a sale by Merrill Lynch of any business or entity that represents or controls the placement of a material amount of the assets of Covered Products in the Merrill Lynch system, Merrill Lynch will work with BlackRock to obtain assurances from such business or entity and/or the purchaser thereof to the effect that after the sale Covered Products will not be systemically replaced by products sponsored by asset management firms other than BlackRock.

Section 15    Costs and Expenses.

Except as otherwise provided herein, each Party agrees to bear its own costs and other expenses incurred by it in connection with the negotiation, preparation or performance of the obligations set out in this Agreement.

Section 16    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 17    Entire Agreement.

This Agreement, the Transaction Agreement and the Selling Agreements represent the entire understanding between the Parties in relation to the matters contemplated by this Agreement and supersede all prior discussions and agreements among the Parties with respect to the subject matter of this Agreement.

Section 18    Application of Agreement.

None of the arrangements provided for in Section 4,5,6,7 or 8 of this Agreement shall apply to any activities of Merrill Lynch or its Affiliates as a clearing broker or similar activities for other broker-dealers, banks or other financial intermediaries or their clients.

Section 19    Amendments and Waivers.

No amendment to this Agreement will be effective unless it is in writing and signed by each Party. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits of the provision only by a written instrument duly executed and delivered by the Party granting the waiver, but the waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 20    Notices.

All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to BlackRock:

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Fax: (212) 754-8787

Attention: Ms. Susan Wagner

With copies to:

BlackRock, Inc.

40 East 52nd Street

New York, NY 10022

Fax: (212) 409-3744

Attention: Robert P. Connolly, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention: Richard Prins, Esq.

If to Merrill Lynch:

Merrill Lynch & Co., Inc.

222 Broadway

New York, New York 10038

Fax: (212) 670-4518

Attention: Mr. Richard E. Alsop

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell S. Eitel, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by fax, on the day on which such fax was sent, provided that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 21    Governing Law.

THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 22    Consent to Jurisdiction.

Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by New York law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 18, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 23    Hold Harmless. (a) In the event that at any time prior to the first anniversary of the Closing (i) Merrill Lynch materially breaches its obligations under this Agreement, (ii) such breach shall not have been cured within 30 days after the date that Merrill Lynch or any of its Controlled Affiliates shall have first become aware of such breach (by becoming aware of such breach as a result of a notice received from BlackRock) by returning BlackRock to the financial position it would have been in but for such breach and (iii) BlackRock shall not be in material default under this Agreement at such time, then Merrill Lynch agrees to pay to BlackRock, subject to the other provisions of this Section 23, an amount (not less than zero) equal to the sum of:

[(i) the product of (A) the Decline Amount in respect of the Liquidity Client Accounts and (B) 7.1, plus

(ii) the product of (A) the Decline Amount in respect of the Long Term Asset Accounts and (B) 4.9, less

(iii) the product of (A) the sum of the Decline Amounts for the Liquidity Client Accounts and the Long Term Asset Accounts and (B) 0.02.]

(b) For purposes of this Section 23:

(i) “Adjusted Assets Under Management” as of any date means, for each Product Class included in the Specified Client Accounts in question as of such date, the amount (expressed in U.S. dollars) of assets under management by BlackRock and its Affiliates (including for this purpose the [MLIM] Business) in such accounts as of such date, valued (a) for purposes of calculating the Closing Revenue Run-Rate, as of the Closing Measurement Date and (b) for purposes of calculating the First Anniversary Revenue Run-Rate, as of the First Anniversary Measurement Date, at the amount calculated pursuant to clause (a) above, but (i) increased by the positive and decreased by the negative excess of (A) additions and contributions (including reinvestments of distributions) actually funded to such accounts after the Closing Measurement Date and on or prior to the First Anniversary Measurement Date over (B) terminations, withdrawals, redemptions and repurchases actually funded out of such accounts after the Closing Measurement Date and on or prior to the First Anniversary Measurement Date and (ii) increased, with respect to any new accounts of such Persons opened on or prior to the First Anniversary Measurement Date, by the amount of additions and contributions (net of terminations, withdrawals, redemptions and repurchases) actually funded to such accounts after the Closing Measurement Date and on or prior to the First Anniversary Measurement Date; provided, in each case, that:

(I)	withdrawals, redemptions and repurchases shall be taken into account on the date, if any, on which the applicable Person receives notice communicating an intention to withdraw any assets from or terminate an existing account (unless such notice has been revoked prior to the applicable date);

(II)	any assets under management for any account for which the applicable Person or an Affiliate acts as investment adviser and sub-adviser shall be counted only once; and

(III)	any assets under management for any set of accounts one of which invests in the other shall be counted only once if the applicable Person or an Affiliate acts as investment adviser to both.

(ii) “Applicable Fee Rate” means, with respect to each Product Class comprising any Specified Client Accounts, (A) as of the Closing Measurement Date, the applicable aggregate annualized fee rate set forth for such Product Class on Exhibit [    ] hereto and (B) as of the First Anniversary Measurement Date, the same fee rate, as it may be adjusted by BlackRock to reflect changes in the actual aggregate fee rate experience of BlackRock in the period from the Closing Measurement Date up to the First Anniversary Measurement Date. Any such adjustment referred to in clause (B) shall take effect only if it is proposed by BlackRock to Merrill Lynch in writing, accompanied by reasonably detailed support for the adjustment, and approved by Merrill Lynch, such approval not to be unreasonably withheld. For purposes of this definition, the “applicable annualized fee rate” for each Product Class shall not include the effect of any performance-based fees or adjustments thereto or any extraordinary revenue items, and shall be reduced to take account of any then applicable fee waiver, expense reimbursement or rebate, or any reallowance of administration or sub- or co-administration fees, shareholder servicing or other such fees to any Person in connection with such Product Class.

(iii) “Closing Revenue Run-Rate” means, for any Specified Client Accounts, the Revenue Run-Rate of BlackRock and its Affiliates (including for this purpose the [MLIM] Business) as of the Closing Measurement Date for such Specified Client Accounts.

(iv) “Decline Amount” means, with respect to either the Liquidity Client Accounts or Long Term Asset Accounts, as applicable, the excess, if any, expressed in dollars, of (A) the Closing Revenue Run-Rate with respect to such Specified Client Accounts over (B) the First Anniversary Revenue Run-Rate with respect to such Specified Client Accounts.

(v) “First Anniversary Measurement Date” [insert the one-year anniversary of the Closing Date].

(vi) “First Anniversary Revenue Run-Rate” means, for any Specified Client Accounts, the Revenue Run-Rate of BlackRock and its Affiliates (including for this purpose the [MLIM] Business) as of the First Anniversary Measurement Date for such Specified Client Accounts.

(vii) “Liquidity Client Accounts” means all assets under management in Covered Products that are comprised of money market Funds and similar cash management vehicles or other similar assets held in cash management separate accounts, but excluding the institutional funds set forth on

Schedule 23(b)(vii) and, in each case, that are attributable to Distribution through the Global Private Client segment of Merrill Lynch.

(viii) “Long Term Asset Accounts” means all assets under management in Covered Products that are attributable to Distribution through the Global Private Client segment of Merrill Lynch, other than Liquidity Client Accounts and the institutional funds set forth on Schedule 23(b)(vii).

(ix) “Product Class” means each category, type or platform of Covered Products that is set forth in Exhibit [    ] hereto.

(x) “Revenue Run-Rate” means, with respect to any Specified Client Accounts as of any date, the aggregate annualized investment advisory, subadvisory, administration, sub- or co-administration, shareholder servicing, 12b-1 Plan and similar fees computed primarily by reference to assets under management that are payable to BlackRock or any of its Affiliates (including for this purpose the [MLIM] Business) in respect of all such Specified Client Accounts as to which such Persons provide any of the foregoing services, equals the sum of the following amounts: for each Product Class included in such Specified Client Accounts, multiplying the Adjusted Assets Under Management in such Product Class as of such date by the Applicable Fee Rate for such Product Class as of such date and, in the case of any Person that is not a wholly-owned Subsidiary of BlackRock, by multiplying the foregoing product by the direct and indirect percentage participation of BlackRock in the revenues or income, as applicable, of such Person.

(xi) “Specified Client Accounts” means either the Liquidity Client Accounts or the Long Term Asset Accounts or both of them, as the context requires.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which will constitute one and the same instrument.

MERRILL LYNCH & CO., INC.

By:
Name: Title:

NEW BLACKROCK, INC.

By:
Name: Title: